EXHIBIT 1
JOINT FILING AGREEMENT
Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement concerning the information required by Schedule 13G need be filed with respect to the beneficial ownership by each of the undersigned reporting persons of common stock of Publix Super Markets, Inc.

Dated: February 13, 2014	Publix Super Markets, Inc.
401(k) SMART Plan
	By:	/s/ Tina P. Johnson
Tina P. Johnson
Trustee
	By:	Publix Super Markets, Inc.
Plan Adminstrator
	By:	/s/ Linda S. Kane
Linda S. Kane
Vice President Benefits
Administration and
Assistant Secretary